Exhibit (h)(i)

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of April 1, 2020 (the “Effective Date”) by and between:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“ALPS”);

2.	Cambria ETF Trust, a Delaware statutory trust (the “Trust”), registered under the Investment Company Act of 1940, as amended, presently consisting of the series listed in Schedule C (each presently existing and future series, a “Fund” and, collectively, the “Funds”); and

3.	Cambria Investment Management, L.P. (the “Investment Adviser”), a limited partnership organized in the State of Delaware (for purposes of the payment obligations in Section 2.2 and Schedule B only).

The Trust and ALPS each may be referred to individually as a “Party” or collectively as the “Parties.”

1.	Definitions; Interpretation

1.1.         As used in this Agreement, the following terms have the following meanings:

(a)         “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)         “Investment Adviser” means Cambria Investment Management, L.P.

(c)         “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(d)         “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(e)         “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(f)         “Client Data” means all data of the Trust (or, if a Management entity receives Services, such entity), including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by the Trust or Management and all output and derivatives thereof, necessary to enable ALPS to perform the Services, but excluding ALPS Property.

(g)         “Confidential Information” means any information about the Trust or ALPS, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(h)          “Data Supplier” means a supplier of Market Data.

(i)          “Governing Documents” means the constitutional documents of an entity and, with respect to the Trust, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by the Trust in connection with its operations, the offering of any of its securities or interests to investors, all as amended from time to time.

(j)         “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

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(k)         “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(l)         “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(m)        “Management” means the Trust’s officers, directors, employees, and then current investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day to day operations and management of the Trust.

(n)         “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(o)         “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(p)          “Services” means the services listed in Schedule A.

(q)         “ALPS Associates” means ALPS and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(r)         “Trust Associates” means the Trust, the Investment Adviser, and each of their Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(s)         “ALPS Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by ALPS in connection with its performance of the Services.

(t)         “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.         Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.         Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.         Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.         The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.        Subject to the terms of this Agreement, ALPS will perform the Services set forth in Schedule A for the Trust. ALPS shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A of this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Trust requests to change the Services, including those necessitated by a change to the Governing Documents of the Trust or a changes in applicable Law, will only be binding on ALPS when they are reflected in an amendment to Schedule A.

2.2.        The Investment Adviser agrees to pay the fees, charges and expenses set forth in Schedule B and subject to the terms of this Agreement. Notwithstanding the foregoing, the Trust shall remain ultimately responsible for fees and expenses payable under this Agreement.

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2.3.        In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by ALPS to one or more of its Affiliates or other Persons (and any required Trust consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by ALPS. If ALPS delegates any Services, (i) such delegation shall not relieve ALPS of its duties and obligations hereunder, (ii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of ALPS, and (iii) if required by applicable Law, ALPS will identify such agents and the Services delegated and will update the Trust when making any material changes in sufficient detail to enable the Trust to object to a particular arrangement.

2.4.        After the first anniversary date of the Agreement and on each year thereafter, the minimum fees reflected in Schedule B will incur an annual cost of living increase based on any increase in the Annual Average Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Aurora-Lakewood area, as published each January by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

3.	Responsibilities

3.1.        The management and control of the Trust are vested exclusively in the Trust. The Trust and its Management are responsible for, and will make all decisions and perform all management functions relating to, the operation of the Trust, and shall authorize, and be responsible for, all transactions. Without limiting the foregoing, Trust shall:

(a)         Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Trust.

(b)         Evaluate the accuracy and accept responsibility for the results of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform ALPS of any errors it is in a position to identify.

(c)         Provide, or cause to be provided, and accept responsibility for, valuations of Trust’s assets and liabilities in accordance with Trust’s written valuation policies.

(d)         Provide ALPS with timely and accurate information including trading and investor records, valuations and any other items required by ALPS in order to perform the Services and its duties and obligations hereunder.

3.2.        The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by ALPS as a support function to the Trust and do not limit or modify the Trust’s responsibility for determining the value of the Trust’s assets and liabilities.

3.3.        The Trust is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Trust’s responsibility to provide all final Trust Governing Documents as of the Effective Date. The Trust will notify ALPS in writing of any changes to the Trust Governing Documents that may materially impact the Services and/or that affect Trust’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. ALPS is not responsible for monitoring compliance by the Trust or Management with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.        In the event that Market Data is supplied to or through ALPS Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Trust in connection with the Services and (ii) not be disseminated by the Trust or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither ALPS nor any Data Supplier shall be liable to the Trust or any other Person for any Losses with respect to Market Data, reliance by ALPS Associates or the Trust on Market Data, or the provision of Market Data in connection with this Agreement.

3.5.        The Trust shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to ALPS, all Client Data and the then most current version of all Trust Governing Documents and any other material agreements relating to the Trust. The Trust shall arrange with each such Person to deliver such information and materials on a timely basis, and ALPS will not be required to enter any agreements with that Person in order for ALPS to provide the Services.

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3.6.        Subject to Section 6, ALPS Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by ALPS Associates in connection with the performance of the Services and ALPS’s duties and obligations hereunder, without further enquiry or liability, provided that, notwithstanding Section 6, ALPS Associates shall be entitled to rely on information provided by Trust Associates so long as such reliance is in good faith.

3.7.        Notwithstanding anything in this Agreement to the contrary, if ALPS is in doubt as to any action it should or should not take in its provision of Services, ALPS Associates may request directions, advice or instructions from the Trust, or as applicable, its Management, custodian or other service providers. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, the Trust will make available to and ALPS Associates may request advice from counsel for any of the Trust, the Trust’s independent board members, or the Trust’s Management (including its investment adviser or sub-adviser), each at the Trust’s expense.

3.8.        The Trust agrees that, to the extent applicable, if officer position(s) are filled by ALPS Associates, such ALPS Associate(s) shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Trust on substantially the same terms as such coverage is provided for the other persons serving as officers of the Trust after such persons are no longer officers of the Trust; or (iii) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is continued for the other Trust officers (but, in any event, for a period of no less than six years). The Trust shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

4.	Term

The initial term of this Agreement will be from the Effective Date through March 31, 2023 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 1 year each unless either ALPS or the Trust provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1.         ALPS or the Trust also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)         The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)         The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action involving fraud or criminal activity that could cause the terminating Party reputational harm, provided that where the other Party is ALPS such material action is specifically with respect to ALPS and not its affiliates or (v) where the other Party is the Trust, material changes in Trust’s Governing Documents or the assumptions set forth in Section 1 of Schedule B are determined by ALPS, in its reasonable discretion, to materially affect the Services or to be materially adverse to ALPS.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2.         If more than one Fund is subject to this Agreement:

(a)         This Agreement will terminate with respect to a particular Fund because that Fund is ceasing operations or liquidating as of cessation or liquidation, but that Fund will remain responsible for the greater of the fees payable under this Agreement with respect to that Fund through (i) the remainder of the Initial Term or then current successive term or (ii) 90 calendar days after termination, which fees shall be payable in a lump sum upon notice of the cessation or liquidation.

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(b)         Management is authorized to terminate this Agreement with respect to each Fund and to enter into the termination-related agreements and amendments on behalf of any terminated Fund contemplated by Section 5.3, in each case without any further action of the terminated Fund or any other Fund.

5.3.         Upon delivery of a termination notice, subject to the receipt by ALPS of all then-due fees, charges and expenses, ALPS shall continue to provide the Services up to the effective date set forth in the termination notice; thereafter, ALPS shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by ALPS. In the event of the termination of this Agreement, ALPS shall provide exit assistance by promptly supplying requested Client Data to the Trust, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Schedule B for the balance of the unexpired portion of the Term. In the event that the Trust wishes to retain ALPS to perform additional transition or related post-termination services, including providing data and reports in new formats, the Trust and ALPS shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Schedule B, as appropriate.

5.4.         In the event of a Trust change of control event which results in the automatic termination of the Funds’ advisory agreements, and which results in the termination of this Agreement, ALPS shall be entitled to the lesser of 6 months of fees or fees due for the remainder of the term (if less than 6 months remaining in term) in the event of such termination.

5.5.         Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by ALPS for Trust after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

6.	Limitation of Liability and Indemnification

Notwithstanding anything in this Agreement to the contrary, ALPS Associates shall not be liable to the Trust for any action or inaction of any ALPS Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct, bad faith, reckless disregard or fraud of ALPS in the performance of ALPS’s duties or obligations under this Agreement. Except with respect to all amounts payable by the Trust as part of its indemnification obligations under this Section 6, in no event shall either party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. The Trust shall indemnify, defend and hold harmless ALPS Associates from and against Losses (including legal fees and costs to enforce this provision) that ALPS Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties, except to the extent it is finally determined by a court of competent jurisdiction that such Losses resulted solely from the gross negligence, willful misconduct, bad faith, reckless disregard or fraud of ALPS in the performance of ALPS’ duties or obligations under this Agreement. ALPS shall indemnify, defend and hold harmless Trust Associates from and against Losses (including legal fees and costs to enforce this provision) that Trust Associates suffer, incur, or pay as a result of any Third Party Claims arising solely from ALPS’ gross negligence, willful misconduct, bad faith, reckless disregard or fraud in the performance of its duties and obligations under this Agreement.

Any expenses (including legal fees and costs) incurred by ALPS Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by the Trust on a quarterly basis prior to the final disposition of such matter upon receipt by the Trust of an undertaking by ALPS to repay such amount if it shall be determined that an ALPS Associate is not entitled to be indemnified. The maximum amount of cumulative liability of ALPS Associates to the Trust Associates for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by that the Trust to ALPS under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.

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7.           Representations and Warranties

7.1.         Each Party represents and warrants to each other Party that:

(a)         It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)         Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)         It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)         The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.         The Trust represents and warrants to ALPS that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Trust and other corporate actions thereof; (ii) it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company; (iii) it is empowered under applicable laws and by its Trust Instrument and By-laws (together, the "Organizational Documents") to enter into and perform this Agreement; (iv) the Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify ALPS of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to the Trust that are relevant to the Services.

8.	Client Data

8.1.         Trust (i) will provide or ensure that other Persons provide all Client Data to ALPS in an electronic format that is acceptable to ALPS (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between ALPS and Trust, all Client Data shall remain the property of the Trust to which such Client Data relate. Client Data shall not be used or disclosed by ALPS other than in connection with providing the Services and as permitted under Section 11.2. ALPS shall be permitted to act upon instructions from Management with respect to the disclosure or disposition of Client Data related to the Trust, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.         ALPS shall maintain and store material Client Data used in the official books and records of the Trust for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

9.	Data Protection

9.1.         From time to time and in connection with the Services ALPS may obtain access to certain personal data from the Trust or from Fund investors and prospective investors. Personal data relating to the Trust and its Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Fund investors or prospective investors will be processed by and on behalf of ALPS. The Trust consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law.

10.	ALPS Property

10.1.       ALPS Property is and shall remain the property of ALPS or, when applicable, its Affiliates or suppliers. Neither the Trust nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any ALPS Property, except as specifically set forth herein. The Trust shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by ALPS to receive the same, any information concerning the ALPS Property and shall use reasonable efforts to prevent any such disclosure.

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11.	Confidentiality

11.1.       Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.       Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of Trust, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Trust Representatives”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Trust shall ensure compliance by Trust Representatives with Section 11.1.

(b)	In the case of ALPS, to each ALPS Associate, Trust Representative, investor, the Trust or Management, bank or broker, Trust or Management counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out ALPS’s duties under or enforcing this Agreement. ALPS shall ensure compliance by ALPS Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.       Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.       ALPS’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. ALPS shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of ALPS in connection with the Services.

11.5.       Upon the prior written consent of Management or the Trust, ALPS shall have the right to identify the Trust or Management in connection with its marketing-related activities and in its marketing materials as a client of ALPS. Upon the prior written consent of ALPS, the Trust or Management shall have the right to identify ALPS and to describe the Services and the material terms of this Agreement in the offering documents of the Trust. This Agreement shall not prohibit ALPS from using any Trust or Management data (including Client Data) in tracking and reporting on ALPS’s clients generally or making public statements about such subjects as its business or industry; provided that, neither the Trust nor Management is named in such public statements without its prior written consent. If the Services include the distribution by ALPS of notices or statements to investors, ALPS may, upon advance notice to the Trust, include reasonable notices describing those terms of this Agreement relating to ALPS and its liability and the limitations thereon; if investor notices are not sent by ALPS but rather by the Trust or some other Person, the Trust will reasonably cooperate with any request by ALPS to include such notices. The Trust shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that ALPS is (i) providing valuations with respect to the securities, products or services of the Trust or Management, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Trust or Management, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to the Trust, Management or any of their respective assets, investors or customers.

12.	Notices

12.1.       Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier; (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Party). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

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If to ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attention: General Counsel

E-mail: notices@sscinc.com

If to the Trust:

Cambria ETF Trust	Cambria ETF Trust
2321 Rosecrans Avenue, Suite 3225	2321 Rosecrans Avenue, Suite 3225
El Segundo, CA 90245	El Segundo, CA 90245
Attention: Mebane Faber	Attention: Himanshu Surti
E-mail: mf@cambriainvestments.com	Tel: +1 862.703.6667
E-mail: hs@cambriainvestments.com

13.	Miscellaneous

13.1.       Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No ALPS Associate has authority to bind ALPS in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.       Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by the Trust, in whole or in part, whether directly or by operation of Law, without the prior written consent of ALPS. ALPS may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of ALPS, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of ALPS’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If ALPS assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without the Trust’s consent, the Trust may terminate this Agreement by written notice to ALPS within 90 days of receiving notice of such assignment or transfer, subject to ALPS’ right within 30 calendar days of such notice to rescind such assignment or transfer.

13.3.       Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4.       Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.       Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of ALPS Associates related to the Services and the subject matter of this Agreement, and no ALPS Associate shall have any liability to the Trust or any other Person for, and the Trust hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6.       Force Majeure. ALPS will not be responsible for any Losses of property in ALPS Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. ALPS shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

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13.7.        Non-Exclusivity. The duties and obligations of ALPS hereunder shall not preclude ALPS from providing services of a comparable or different nature to any other Person. The Trust understands that ALPS may have relationships with Data Suppliers and providers of technology, data or other services to the Trust and ALPS may receive economic or other benefits in connection with the Services provided hereunder.

13.8.        No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9.        No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, neither the Trust nor Management will directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of ALPS or its Affiliates without the consent of ALPS; provided, however, that the foregoing shall not prevent the Trust or Management from soliciting employees through general advertising not targeted specifically at any or all ALPS Associates. If the Trust or Management employs or engages any ALPS Associate during the term of this Agreement or the period of 12 months thereafter, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by ALPS or its Affiliates in hiring replacement personnel as well as any other remedies available to ALPS.

13.10.       No Warranties. Except as expressly listed herein, ALPS and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. ALPS disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.       Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.       Testimony. If ALPS is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Trust in any Action to which the Trust or Management is a party or otherwise related to the Trust, the Trust shall reimburse ALPS for all costs and expenses, including the time of its professional staff at ALPS’s standard rates and the cost of legal representation, that ALPS reasonably incurs in connection therewith.

13.13.       Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to ALPS Associates and Data Suppliers.

13.14.       Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15.       Background Check. ALPS may itself and through its agents conduct a background check on the Trust, Management and any of their respective Affiliates, members, shareholders, directors, officers, partners, employees, agents and contractors (including submitting personal information to a credit reference agency). The Trust will cooperate with ALPS in providing and/or obtaining information necessary to conduct the background check. ALPS may terminate the Agreement within 30 days of receipt of the results of the background check if ALPS, in its sole discretion, determines that it is inadvisable for ALPS to provide services under the Agreement.

*           *           *

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This Agreement has been entered into by the Parties as of the Effective Date.

ALPS FUND SERVICES, INC.		CAMBRIA ETF TRUST
By:	/s/ Rahul Kanwar	By:	/s/ Mebane Faber
Name:	Rahul Kanwar	Name:	Mebane Faber
Title:	Authorized Representative	Title:	President

Acknowledged and Agreed as to payment obligations in Section 2.2 and Schedule B

Cambria Investment Management, L.P.

By:	/s/ Himanshu Surti
	Name:	Himanshu Surti
	Title:	Chief Operating Officer

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Schedule A

Services

A.	General

1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	The Trust acknowledges that ALPS’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)	The Trust, Management and other Persons that are not employees or agents of ALPS whose cooperation is reasonably required for ALPS to provide the Services providing cooperation, information and, as applicable, instructions to ALPS promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by the Trust, Management and other Persons that are not employees or agents of ALPS remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to ALPS Associates in connection with the Services by any Person.

(iv)	The Trust and Management informing ALPS on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by the Trust under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)	ALPS’s timely receipt of the then most current version of Trust Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and ALPS Web Portal and other application User information.

B.	Services to be Provided

1.	The following Services will be performed by ALPS under this Agreement and, as applicable, are contingent on the performance by Trust of its duties and obligations otherwise contained in this Agreement.

Fund Administration

a.	Prepare annual and semi-annual financial statements
b.	Utilizing templates for standard layout and printing
c.	Prepare Forms N-CEN, N-CSR, N-PORT, N-Q and 24f-2
d.	Host annual audits
e.	Calculate monthly SEC standardized total return performance figures
f.	Prepare required reports for quarterly Board meetings
g.	Monitor expense ratios
h.	Maintain budget vs. actual expenses
i.	Manage fund invoice approval and bill payment process
j.	Assist with placement of Fidelity Bond and E&O insurance
k.	Coordinate reporting to outside agencies including Morningstar, etc.

Fund Accounting

a.	Calculate daily NAVs as required by the Trust and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

b.	Transmit net asset values to the advisor, NASDAQ, Transfer Agent & other third parties

c.	Reconcile cash & investment balances with the custodian

d.	Provide data and reports to support preparation of financial statements and filings

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e.	Prepare required Fund Accounting records in accordance with the Investment Company Act of 1940

f.	Apply security valuations as directed and determined by the Fund consistent with the Fund’s pricing and valuation policies

g.	Participate, when requested, in Fair Value Committee meetings as a non-voting member

Tax Administration

a.	Calculate dividend and capital gain distribution rates

b.	Prepare ROCSOP and required tax designations for Annual Report

c.	Prepare and coordinate filing of income and excise tax returns

d.	Audit firm to sign all returns as paid preparer

e.	Calculate/monitor book-to-tax differences

f.	Provide quarterly Subchapter M compliance monitoring and reporting

g.	Provide tax re-allocation data for shareholder 1099 reporting

Legal Administration

a.	Coordinate annual update to prospectus and statement of additional information

b.	Coordinate standard layout and printing of prospectus

c.	File Forms N-CSR, N-Q and N-PX

d.	Coordinate EDGARization and filing of SEC documents

e.	Compile and distribute board materials for quarterly board meetings

f.	Prepare first draft board agendas and board resolutions

g.	Attend quarterly board meetings telephonically and prepare first draft of quarterly minutes

Liquidity Risk Management (LRM) Services

a.	Assistance with vendor management, including facilitating communication between the Trust and the liquidity risk management vendor

b.	Portfolio holdings data management within the vendor's LRM module

c.	Management of user access of vendor's LRM module*

d.	Generation and distribution of liquidity reports using the vendor's LRM module

*Should the advisor require direct access to the vendor's module, the advisor will be required to execute a Liquidity Indicators Module Services Agreement (or similar agreement deemed acceptable by the vendor directly with ICE Data (or such other vendor, as may be applicable) prior to such access being provided.

Client Portal

a.	Document Management/Sharing
b.	Initiate requests or provide feedback
c.	Retrieval of current and historical reports stored for retention periods defined by SEC/FINRA/IRS regulations
d.	Access to daily fund accounting data and static reports
e.	Portfolio compliance alerting with drill-down capability
f.	Portfolio data warehouse with reporting engine
g.	Trustee access that facilitates access to board materials and other relevant documents
h.	Printed material fulfillment requests (i.e. prospectuses, annual reports, applications)

C.	Additional Terms Applicable to the Services

1.	The Trust acknowledges that ALPS may rely on and shall have no responsibility to validate the existence of assets reported by the Trust, its Management, the Trust’s custodian or other Trust service provider, other than ALPS’ completion of a reconciliation of the assets reported by the parties. The Trust acknowledges that it is the sole responsibility of the Trust to validate the existence of assets reported to ALPS. ALPS may rely, and has no duty to investigate the representations of the Trust, its Management, the Trust’s custodian or other Trust service providers.

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2.	ALPS shall utilize one or more pricing services, as directed by the Trust. The Trust shall identify in writing to ALPS the pricing service(s) to be utilized on behalf of the Trust. For those securities where prices are not provided by the pricing service(s), the Trust shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to ALPS the resulting price(s). In the event the Trust desires to provide a price that varies from the price provided by the pricing service(s), the Trust shall promptly notify and supply ALPS with the valuation of any such security on each valuation date. All pricing changes made by the Trust will be provided to ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

3.	Liquidity Risk Management and N-PORT: In addition to the terms and conditions of the Agreement, the following terms and conditions apply to the provision of the Liquidity Risk Management Services and N-PORT (“Report Modernization Services”) under this Agreement:

(a)	NEITHER ALPS NOR VENDOR AND ITS SUPPLIERS MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER WITH RESPECT TO REPORT MODERNIZATION SERVICES.

(b)	ALPS and vendor and its suppliers shall have no liability to the Trust, or a third party, for errors, omissions or malfunctions in the Report Modernization Services, other than the obligation of ALPS (i) to endeavor, upon receipt of notice from the Trust, to correct a malfunction, error, or omission in any Report Modernization Services; and (ii) to oversee and monitor the activities of vendor and its suppliers in a commercially reasonable manner.

(c)	The Trust acknowledges that (i) the Report Modernization Services are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning liquidity characteristics of certain securities; and (ii) vendor holds all title, license, copyright or similar intellectual property rights in the additional services.

(d)	The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Report Modernization Services, its selection of the use or intended use of such, subject to the rest of Appendix III, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

(e)	Other than to the extent arising under ALPS’ failure to fulfill its obligations under (a) above, the Trust shall indemnify ALPS and vendor and its suppliers against and hold ALPS and vendor and its suppliers harmless from any and all losses, damages, liability, costs, including attorney's fees, resulting directly or indirectly from any claim or demand against ALPS or vendor or its suppliers by a third party arising out of or related to the accuracy or completeness of any Report Modernization Services received by the Trust, or any data, information, service, report, analysis or publication derived therefrom. Neither ALPS nor vendor and its suppliers shall be liable for any claim or demand against the Trust by a third party.

(f)	As it relates to the Report Modernization Services, neither ALPS nor vendor and its suppliers shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

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D.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, ALPS:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of the Trust.

(iv)	Is not responsible for determining the valuation of the Trust’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of the Trust.

(vi)	Is not the Trust’s tax or legal advisor and does not provide any tax or legal advice.

(vii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	If ALPS allows the Trust, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from ALPS and/or (ii) issue instructions to ALPS via web portals or other similar electronic mechanisms hosted or maintained by ALPS or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by ALPS (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. The Trust shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify ALPS promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Trust or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by the Trust shall not be effective until ALPS has confirmed receipt and execution of such change.

(ii)	ALPS grants to the Trust a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. The Trust will ensure that any use of access to any Web Portal is in accordance with ALPS’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)	The Trust will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the Web Portal. The Trust will not remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	ALPS reserves all rights in ALPS systems and in the software that are not expressly granted to the Trust hereunder.

(v)	ALPS may discontinue or suspend the availability of any Web Portals at any time without prior notice; ALPS will endeavor to notify the Trust as soon as reasonably practicable of such action.

3.	Notwithstanding anything in this Agreement to the contrary, the Trust has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by ALPS are the responsibility of the Trust and are subject to review and approval by the Trust and the Trust’s auditors, or tax preparers, as applicable and ALPS bears no responsibility for reliance on tax calculations and memoranda prepared by ALPS.

4.	ALPS shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that ALPS may elect to provide these services only upon the Trust’s agreement in writing to separate fees in the event responding to such requests becomes, in ALPS’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to the Trust if they are made available to the Trust online through ALPS’s Web Portal.

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Schedule B

Fees and Expenses

1.	Fees

(a)	Assumptions

The Parties have agreed to the fees based on the following assumptions. For the avoidance of any doubt, the fees, including any minimum fees apply irrespective of whether any of the assumptions have been met; provided, however increases in complexity of the assumptions may result in additional charges or longer delivery timelines.

•	Trades

•	Number of Positions

•	Strategy

•	Prime Brokers

(b)	Fund Administration, Fund Accounting, Tax Administration and Legal Administration Services

All fees will be calculated daily and billed monthly by ALPS. The fees to be paid to ALPS by the Trust shall be the GREATER OF (i) $50,000/Fund for the first 11 Funds* plus $45,000/Fund for any additional Funds*, OR (ii) the results of an application of the following basis point fee schedule on the Fund’s Average Daily Fund Assets (defined as the Fund’s total assets, including assets attributable to leverage, minus liabilities (other than debt representing leverage and any preferred stock that may be outstanding)):

Average Daily Fund Assets	Annual Basis Point Fee
Between $0 up to $1.5b	5.0
$1.5b to $2.5b	4.5
Greater than $2.5b	4.0

* Indicates that the minimum fee is subject to an annual cost of living adjustment as described in Section 2.4 of the Agreement. A Fund listed on Schedule C is not subject to a minimum fee under this Agreement prior to its public launch and the listing and trading of its shares on an exchange.

In addition to the fees shown above, an additional annual fee of $10,000 per each additional share class above one (1) share class will apply.

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2.	Fees for Additional Services; Expenses

Except to the extent Services are listed in Schedule A and fixed fees are provided above, fees for conversion, setup and implementation, tax related services, financial statements and audit support, data extracts, development work, customized reports, special projects and other services not listed in this Agreement will be billed at ALPS’s standard rates, currently $250 per hour. Fees for reviews of Client Data maintained by ALPS by Government Authorities in connection with those authorities’ oversight or regulation of the Trust or otherwise not caused by ALPS also will be billed at ALPS’ standard rates if applicable.

Without limiting any provision in this Agreement, the Trust shall be responsible for all security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 18 control review reports, travel expenses to Board meetings and on-site reviews, typesetting, printing, filing and mailing fees (including additional fees or surcharges related to expedited typesetting, printing, filing and mailing events), registered representative state licensing fees, fulfillment costs, confirmations and investor statements, postage, statement paper, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, customized programming/enhancements, enhanced reporting activities and other expenses incurred in connection with ALPS’ performance of its duties under the Agreement.

Fees assume that the Trust will supply trades and other required data in either (i) industry standard file formats, i.e., commercially available Order Management System (OMS) or SWIFT formats, or (ii) ALPS standard formats. Any other file formats that require ALPS development will be billed separately at ALPS standard rates. These development charges are not included in the listed conversion fees, if any.

Any and all charges for Market Data provided through or by ALPS or an affiliate will be billed to the Trust at standard rates. If the Trust requests that ALPS use Market Data licensed by the Trust or Management in connection with the Services, then ALPS shall charge a set-up fee of $3,000 and a monthly maintenance fee of $250 for each such Data Supplier. In addition to any fees, reasonable out-of-pocket expenses, including expenses incurred by ALPS for travel, lodging, meals, telephone, shipping, duplicating and cost of data will be billed to the Trust.

3.	Payment and Fee Changes

Payment shall be made to ALPS or its Affiliates by wire transfer or at the address on the fee statement or invoice or at such other address as ALPS may specify. Unless otherwise stated, all fees and expenses are billed monthly and are due and payable upon receipt. Payment for fees and expenses may be made automatically by auto-debit to the account designated by the Trust upon Trust approval of the applicable invoice.

A late payment charge of 1½% per month, or the maximum rate allowed by Law, whichever is less, will be added to all amounts due under this Agreement if they are not paid within 30 days of the due date. If an invoice is turned over for collection, the Trust shall pay all of ALPS's collection costs, including attorney's fees. ALPS reserves the right, in its sole discretion, to discontinue all Services upon 10 days’ written notice to the Trust without any liability to the Trust, or any other Person if an invoice is more than 30 days past due on any amounts owed to ALPS under this Agreement.

The Trust is responsible for payment for all billed and unbilled fees through the date of termination of this Agreement. ALPS shall have the right to withhold Services, documentation and records until such amounts have been paid.

The Trust shall reimburse ALPS for any applicable sales, use, property or other taxes and customs duties paid or payable by ALPS in connection with the Services or property (such as Market Data) delivered in connection with this Agreement. The Trust shall have no liability for any taxes based upon the net income of ALPS. All taxes owed by the Trust hereunder shall become due and payable when billed by ALPS to the Trust, or when assessed, levied or billed by the appropriate tax authority, even if such billing occurs subsequent to termination of this Agreement. When ALPS’s contracting entity is a U.S. corporation, the Trust shall recognize ALPS as such for purposes of any government and double taxation convention.

All amounts payable to ALPS hereunder are payable in United States dollars.

After the Initial Term, ALPS reserves the right to review and increase its fees upon the prior approval of the Trust. If ALPS proposes a fee amendment, the amendment will become effective as agreed in writing between the Parties. If no agreement is reached within 30 days of ALPS’s proposal, ALPS may terminate this Agreement upon 90 days written notice to the Trust. Such termination is effective at the end of the next calendar quarter ending not less than 90 days following the date of the termination notice.

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Schedule C

Funds

Cambria Shareholder Yield ETF

Cambria Foreign Shareholder Yield ETF

Cambria Global Value ETF

Cambria Global Momentum ETF

Cambria Global Asset Allocation ETF

Cambria Value and Momentum ETF

Cambria Emerging Shareholder Yield ETF

Cambria Sovereign Bond ETF

Cambria Tail Risk ETF

Cambria Trinity ETF

Cambria Cannabis ETF

Cambria Global Real Estate ETF

Cambria Buyout ETF

Cambria Venture ETF

Cambria Covered Call Strategy ETF

Cambria Domestic Tax Optimized ETF

Cambria Foreign Tax Optimized ETF

Cambria Global Income and Currency Strategies ETF

Cambria Long Short ETF

Cambria Managed Futures Strategy ETF

Cambria Superinvestors ETF

Cambria Trend Following ETF

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